Exhibit 99.1

Distribution Notice Payable October 27, 2023

September 19, 2023

Dear Investor,

On September 19, 2023, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a quarterly dividend of $0.38 per share, payable on October 27, 2023, to shareholders of record as of September 30, 2023.

Your distribution will be reinvested under the Company’s Distribution Reinvestment Plan unless you send a letter by September 30, 2023, to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you elect to receive cash distributions, the distribution amount will be wired on October 27, 2023, to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019